Exhibit 99

CACI Reports Record Revenue and Earnings Per Share for Its Fiscal 2013 First Quarter and Reiterates Fiscal Year 2013 Guidance

Diluted EPS increased 26.6 percent over FY12 adjusted diluted EPS

Net income increased 1.7 percent over FY12 adjusted net income

Revenue increased 2.1 percent over FY12 adjusted revenue

ARLINGTON, Va.--(BUSINESS WIRE)--October 31, 2012--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2012:

  Revenue of $931.2 million
  Operating income of $64.7 million
  Net income attributable to CACI of $35.7 million
  Diluted earnings per share of $1.49

CEO Commentary and Outlook

Dan Allen, CACI’s President and CEO, said, “We are pleased to report solid first quarter results that were in line with our expectations. We delivered first quarter record revenue, earnings per share, operating cash flow, and achieved our net income goal, all resulting from our ongoing market-driven strategy. We had a strong quarter of awards, particularly from our C4ISR, Business Systems, Healthcare, and Logistics and Material Readiness markets. Funding in the quarter also was strong, which increased our funded backlog by 24 percent over our year-end FY12 level, indicating that our FY13 performance is proceeding according to our plan.

“Going forward, we will continue to execute our market-driven strategy, focusing on high priority, mission-critical markets and our commitment to operational excellence. Sequestration remains an issue, but we believe, even if it does occur, it will have minimal impact on CACI in this fiscal year. Our strategy is working and our first quarter results give us confidence that we will continue to perform within our FY13 guidance.”

First Quarter Comparisons

When analyzing our performance, we believe a better insight and a more meaningful comparison of our Fiscal Year 2013 (FY13) results with those of Fiscal Year 2012 (FY12) can be made by adjusting for three material one-time items that positively impacted our results last year. These items, which we discussed when we released both our first quarter FY12 results and our FY13 annual guidance, are:

  A large commercial product sale that generated $12.0 million of revenue and $6.1 million of net income in the first quarter of FY12
  Greater-than-expected profitability on a large fixed-price contract that generated $0.5 million in additional net income in the first quarter of FY12 and $7.1 million during the full year of FY12
  A $0.4 million increase in net income in the first quarter of FY12 associated with a reduction in the fair value of contingent consideration related to a prior year acquisition

Results for the first quarter of FY13 compared with results for the first quarter of FY12, excluding the items described above, are shown below:

(in millions except per share data)	Q1, FY13	Q1, FY12 As Adjusted (see page 12)	% Change
Revenue	$931.2	$912.4	2.1%
Operating income	$64.7	$64.1	1.0%
Net income attributable to CACI	$35.7	$35.1	1.7%
Diluted earnings per share	$1.49	$1.18	26.6%

Revenue increased 2.1 percent over adjusted revenue for the first quarter of FY12. We experienced growth in eight of our ten markets, with strong growth in Healthcare, Business Systems, Enterprise Information Technology (IT), and Investigative and Litigation Support. In our C4ISR and our Intelligence markets, revenue decreased due to our reduced activities in Southwest Asia. Operating income increased primarily as a result of a 6.5 percent growth in direct labor. Net income attributable to CACI in the first quarter of FY13 was $35.7 million, or $1.49 diluted earnings per share, an increase of 1.7 percent over adjusted net income attributable to CACI of $35.1 million, or $1.18 adjusted diluted earnings per share, for the same period in FY12. The larger increase in diluted earnings per share was due to two FY12 share repurchase programs. Net cash provided by operations in the quarter was $67.7 million, an increase of 20.6 percent over the year earlier quarter and a record for the quarter. (See Reconciliation of Revenue, Operating Income, Net Income, and Diluted Earnings Per Share to Adjusted Amounts on page 12.)

For a comparison of our FY13 results to FY12 results reported in accordance with generally accepted accounting principles (GAAP), see the income statement on page 6 of this release.

Additional Financial Metrics

	Q1, FY13	Q1, FY12 As Adjusted	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$78.1	$77.9	0.3%
Diluted adjusted earnings per share, a non-GAAP measure	$1.98	$1.59	24.1%
Days sales outstanding	57	58

First Quarter Awards and Contract Funding Orders

During the first quarter, we received contract awards with a value of $1.8 billion. Awards were received in all ten markets, led by Business Systems Solutions, C4ISR, Intelligence, Investigative and Litigation Support, and Logistics and Material Readiness.

  Expansion in our Healthcare market through the $176 million contract award to perform Optical and Intelligent Character Recognition and data extraction and document conversion services in support of medical claims.
  A $36 million, five-year subcontract in our Cyber market, awarded by Lockheed Martin to provide cyber forensics and information technology solutions for the Department of Defense Cyber Crime Center (DC3)
  New business within our C4ISR market that includes a $63 million award for Quick Reaction Capability (QRC) solutions in the development of advanced prototype Electronic Warfare (EW) hardware and techniques; a $47 million award providing testing, processing and analytical support for the development of infrared sensors; and a $16 million award supporting research and design of lasers and active sensors for Army applications
  A $21.5 million, three-year contract with the Naval Sea Systems Command (NAVSEA) to continue support of the comprehensive Naval Shipyard Training and Education Program (NSTEP). This award, plus our recompete win providing Ship Depot Technical and Industrial Ship Maintenance support worth $126 million, continues our growth within the Logistics and Material Readiness market
  A $56 million task order in our Business Systems Solutions market to provide e-Medical IT Support Services
  Within our Enterprise IT Market, a $70 million contract to continue providing IT and software development support to the U.S. Department of Housing and Urban Development’s (HUD) Office of Community Planning and Development

Our total backlog at September 30, 2012 was $8.0 billion. Contract funding orders in the first quarter were $1.4 billion. Funded backlog at September 30, 2012 was $2.45 billion.

During the quarter we expanded our inventory of indefinite delivery, indefinite quantity (IDIQ) contract vehicles by being awarded prime positions on five new multiple award contracts, listed below, bringing our total to 70 vehicles. In addition, we have more than 75 single-award IDIQ vehicles. Combined, we have over 145 IDIQ contract vehicles that support our growth plans across our ten markets and provide CACI the flexibility to deliver on our customers’ mission-critical requirements.

  A $300 million, five-year contract to support the Air Force Research Laboratory Information Directorate in rapidly fielding mission-critical cybersecurity solutions, positioning us to expand our presence in the Cyber market.
  A five-year, $122 million contract supporting the Warfare Enterprise and Readiness Metrics Support initiative for the U.S. Navy’s Naval Aviation Enterprise and the Surface Warfare Enterprise. This is new work that advances our transformation initiatives for the U.S. Government, and expands our footprint in the Business Systems market.
  Within our C4ISR market, a $7 billion, five-year award to support the U.S. Army’s Software and Systems Engineering Services program, providing software upgrades and prototyping support.
  A $247 million, five-year contract to support rapid prototyping and technology insertion initiatives for the U.S. Army’s Communications-Electronics Research, Development and Engineering Center’s Command, Power and Integration Directorate. This also represents expansion in our C4ISR market and a mix of existing and significant new work for us.
  New work worth up to $780 million for eight years with the Naval Air Warfare Center Training Systems Division to provide training development services. This contract continues growth in our Logistics and Material Readiness market.

Other First Quarter Highlights

  We expanded our facilities in North Charleston, South Carolina to increase our business and further enhance our support to the Space and Naval Warfare Systems Atlantic Command. We now host a state-of-the-art software development lab for the command. At our lab, we support new and ongoing contracts, including integrating and securing vital information systems and in supporting the deployment of forces and material quickly and cost-effectively.
  We completed the acquisition of Delta Solutions and Technologies, Inc., a premier provider of financial management and business analytics services to the federal government with extensive experience with SAP® and Momentum® systems. This acquisition expands our presence in our Business Systems market and complements our acquisition of Oracle®-based Advanced Programs Group in October 2011.
  We completed the 4 million share repurchase program authorized in June 2012. The program was finished in July 2012 at an average price of $53.72 per share.

First Quarter Recognition

  The Greater Washington Government Contractor (GovCon) Awards Hall of Fame selected Dr. J.P. (Jack) London, Executive Chairman, to be inducted in honor of his career achievements at CACI. In shaping CACI from a small consulting firm to an international pacesetter, Dr. London focused the company’s support on the nation’s most critical missions in national security and government transformation.
  The Government Computer News Industry Executive of the Year Award recognized CACI and Paul Cofoni, former President and CEO and currently Chief Advisor to CACI’s Board of Directors. The award acknowledges Mr. Cofoni’s leadership in guiding CACI’s financial performance and establishing CACI programs for recruiting and hiring military veterans, especially veterans with disabilities.

CACI Reaffirms Its FY13 Guidance

We are reiterating the FY13 guidance we issued on August 15, 2012. The table below summarizes our FY13 guidance ranges and represents our views as of October 31, 2012:

(In millions except for tax rate and earnings per share)	FY 2013 Guidance
Revenue	$3,800 - $4,000
Net income attributable to CACI	$160 - $167
Effective corporate tax rate	39.0%
Diluted earnings per share	$6.64 - $6.93
Diluted weighted average shares	24.1

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, November 1, 2012 during which members of our senior management team will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 31327267. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, November 1, 2012 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian clients. A member of the Fortune 1000 Largest Companies and the Russell 2000 Index, CACI provides dynamic careers for approximately 14,900 employees working in over 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, changes in budgetary priorities or in the event of a priority need for funds, such as homeland security or the war on terrorism; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2012	9/30/2011	% Change
Revenue	$931,236	$924,395	0.7%
Costs of revenue
Direct costs	645,637	634,931	1.7%
Indirect costs and selling expenses	207,623	200,282	3.7%
Depreciation and amortization	13,239	13,528	-2.1%
Total costs of revenue	866,499	848,741	2.1%
Operating income	64,737	75,654	-14.4%
Interest expense and other, net	6,782	5,600	21.1%
Income before income taxes	57,955	70,054	-17.3%
Income taxes	21,965	27,941	-21.4%
Net income including portion attributable
to noncontrolling interest in earnings
of joint venture	35,990	42,113	-14.5%
Noncontrolling interest in earnings
of joint venture	(282)	27
Net income attributable to CACI	$35,708	$42,140	-15.3%

Basic earnings per share	$1.55	$1.46	6.4%
Diluted earnings per share	$1.49	$1.41	5.5%

Weighted average shares used in per share computations:
Basic	23,032	28,915
Diluted	23,980	29,842

Statement of Operations Data (Unaudited)
	Quarter Ended
	9/30/2012	9/30/2011	% Change
Operating income margin	7.0%	8.2%
Tax rate	38.1%	39.9%
Net income margin	3.8%	4.6%

Adjusted EBITDA*	$78,120	$77,888	0.3%
Adjusted EBITDA margin	8.4%	8.5%

Adjusted net income*	$47,412	$47,544	-0.3%
Diluted adjusted earnings per share	$1.98	$1.59	24.1%

*See Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes,
Depreciation and Amortization and to Adjusted Net Income on page 11.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	9/30/2012	6/30/2012
ASSETS:
Current assets
Cash and cash equivalents	$48,591	$15,740
Accounts receivable, net	587,864	628,842
Prepaid expenses and other current assets	46,349	41,210
Total current assets	682,804	685,792

Goodwill and intangible assets, net	1,555,448	1,521,769
Property and equipment, net	68,748	67,449
Other long-term assets	128,943	117,866
Total assets	$2,435,943	$2,392,876

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	126,373	149,549
Accrued compensation and benefits	161,794	180,871
Other accrued expenses and current liabilities	151,098	147,009
Total current liabilities	446,765	484,929

Long-term debt, net of current portion	671,226	531,961
Other long-term liabilities	226,233	211,541
Total liabilities	1,344,224	1,228,431

Shareholders' equity	1,091,719	1,164,445
Total liabilities and shareholders' equity	$2,435,943	$2,392,876

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2012	9/30/2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling
interest in earnings of joint venture	$35,990	$42,113
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	13,239	13,528
Non-cash interest expense	3,140	2,934
Amortization of deferred financing costs	494	809
Stock-based compensation expense	2,400	3,212
Provision for deferred income taxes	4,540	8,555
Undistributed earnings of unconsolidated joint venture	(426)	(264)
Changes in operating assets and liabilities,
net of effect of business acquisitions:
Accounts receivable, net	51,768	(11,972)
Prepaid expenses and other assets	(14,126)	(2,613)
Accounts payable and accrued expenses	(21,350)	16,826
Accrued compensation and benefits	(28,190)	(28,153)
Income taxes receivable and payable	9,515	11,740
Supplemental retirement savings plan obligations and
other long-term liabilities	10,720	(568)
Net cash provided by operating activities	67,714	56,147

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,886)	(3,096)
Purchases of businesses, net of cash acquired	(42,986)	(104,768)
Other	(341)	(323)
Net cash used in investing activities	(49,213)	(108,187)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facilities	136,125	123,125
Proceeds from employee stock purchase plans	1,460	1,325
Proceeds from exercise of stock options	468	1,337
Repurchases of common stock	(124,352)	(209,680)
Other	430	155
Net cash provided by (used in) financing activities	14,131	(83,738)
Effect of exchange rate changes on cash and cash equivalents	219	(457)
Net increase (decrease) in cash and cash equivalents	32,851	(136,235)
Cash and cash equivalents, beginning of period	15,740	164,817
Cash and cash equivalents, end of period	$48,591	$28,582

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2012		9/30/2011		$ Change	% Change
Department of Defense	$705,061	75.7%	$733,267	79.3%	$(28,206)	-3.8%
Federal Civilian Agencies	174,654	18.7%	134,009	14.5%	40,645	30.3%
Commercial	48,201	5.2%	52,982	5.7%	(4,781)	-9.0%
State and Local Governments	3,320	0.4%	4,137	0.5%	(817)	-19.7%
Total	$931,236	100.0%	$924,395	100.0%	$6,841	0.7%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2012		9/30/2011		$ Change	% Change
Cost reimbursable	$436,807	46.9%	$374,613	40.5%	62,194	16.6%
Fixed price	263,937	28.3%	257,179	27.8%	6,758	2.6%
Time and materials	230,492	24.8%	292,603	31.7%	$(62,111)	-21.2%
Total	$931,236	100.0%	$924,395	100.0%	$6,841	0.7%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2012		9/30/2011		$ Change	% Change
Prime	$823,731	88.5%	$811,233	87.8%	$12,498	1.5%
Subcontractor	107,505	11.5%	113,162	12.2%	(5,657)	-5.0%
Total	$931,236	100.0%	$924,395	100.0%	$6,841	0.7%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2012	9/30/2011	$ Change	% Change
Contract Funding Orders	$ 1,413,246	$ 1,603,929	$ (190,683)	-11.9%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2012		9/30/2011		$ Change	% Change
Direct labor	$ 252,042	39.0%	$ 236,765	37.3%	$ 15,277	6.5%
Other direct costs	393,595	61.0%	398,166	62.7%	(4,571)	-1.1%
Total direct costs	$ 645,637	100.0%	$ 634,931	100.0%	$ 10,706	1.7%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth, on both an as reported and as adjusted basis, to reflect the effect of acquisitions on total revenue growth.  Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth.  All remaining revenue growth is considered organic.  We believe that these non-GAAP financial measures provide investors with useful information to evaluate the growth rate of our core business.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	9/30/2012	9/30/2011	% Change	9/30/2012	9/30/2011	% Change
Revenue, as reported	$931,236	$924,395	0.7%	$3,781,315	$3,668,203	3.1%
Less:
Acquired revenue	36,542			124,648
Organic revenue	$894,694	$924,395	-3.2%	$3,656,667	$3,668,203	-0.3%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	9/30/2012	9/30/2011*	% Change	9/30/2012	9/30/2011*	% Change
Revenue, as adjusted*	$931,236	$912,360	2.1%	$3,781,315	$3,656,168	3.4%
Less:
Acquired revenue	36,542			124,648
Organic revenue	$894,694	$912,360	-1.9%	$3,656,667	$3,656,168	0.0%

* Revenue for the quarter ended September 30, 2011 is adjusted. See Reconciliation of Revenue, Operating Income, Net Income and Diluted Earnings Per Share to Adjusted Amounts on page 12.

Selected Financial Data (Continued)
Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance.   EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies.  We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance.  This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. We are presenting  FY12 EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share on an adjusted basis, to remove the impact of three material items that positively impacted our FY12 results as we believe these adjusted measures provide a better comparison to our ongoing, recurring operations.  Adjusted EBITDA is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization, and less the three material items described on page 1.  Adjusted EBITDA margin is adjusted EBITDA divided by adjusted revenue.  Adjusted Net Income is defined by us as GAAP net income plus stock-based compensation expense,  depreciation and amortization, and amortization of financing costs, and  less the  three material items described on page 1; net of related tax effects computed using an assumed marginal tax rate of 39.3 percent. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported.  Adjusted EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2012	9/30/2011	% Change
Net income attributable to CACI,
as reported	$35,708	$42,140	-15.3%
Plus:
Income taxes	21,965	27,941	-21.4%
Interest income and expense, net	7,208	5,864	22.9%
Depreciation and amortization	13,239	13,528	-2.1%
Less:
Product sale adjustment	-	(10,093)
Fixed price contract adjustment	-	(900)
Earn-out adjustment	-	(592)
Adjusted EBITDA	$78,120	$77,888	0.3%

	Quarter Ended
(dollars in thousands)	9/30/2012	9/30/2011	% Change
Revenue, as adjusted	$931,236	$912,360	2.1%
Adjusted EBITDA	$78,120	$77,888	0.3%
Adjusted EBITDA margin	8.4%	8.5%

	Quarter Ended
(dollars in thousands)	9/30/2012	9/30/2011	% Change
Net income attributable to CACI,
as reported	$35,708	$42,140	-15.3%
Plus:
Stock-based compensation	2,400	3,212	-25.3%
Depreciation and amortization	13,239	13,528	-2.1%
Amortization of financing costs	494	809	-38.9%
Non-cash interest expense	3,140	2,934	7.0%
Less:
Product sale adjustment	-	(10,093)
Fixed price contract adjustment	-	(900)
Earn-out adjustment	-	(592)
Related tax effect	(7,569)	(3,494)	116.6%
Adjusted net income	$47,412	$47,544	-0.3%

	Quarter Ended
(shares in thousands)	9/30/2012	9/30/2011	% Change
Diluted weighted average shares,
as reported	23,980	29,842
Diluted earnings per share, as reported	$1.49	$1.41	5.5%
Diluted adjusted earnings per share	$1.98	$1.59	24.1%

Selected Financial Data (continued)

Reconciliation of Revenue, Operating Income, Net Income and Diluted Earnings Per Share
to Adjusted Amounts
(Unaudited)

As described on page 1, the Company is presenting adjusted Revenue, Operating Income, Net Income and Diluted Earnings per Share to present results excluding the impact of three material items recorded during the fiscal year ended June 30, 2012.  These items were recorded in the income statement for the first quarter of FY12 as follows:  product sale - $12.0 million of revenue and $1.9 million of indirect costs and selling expenses; fixed price contract adjustment - $0.9 million reduction of direct costs; and earn-out adjustment - $0.6 million reduction in indirect costs and selling expenses.  The Company believes that presenting the key  measures of Revenue, Operating Income, Net Income, and Diluted Earnings per Share without the impact of these material items recorded in FY12 provides readers a better comparison to our ongoing, recurring operations. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2012	9/30/2011	% Change
Revenue, as reported	$931,236	$924,395	0.7%
Less:
Product sale adjustment	-	(12,035)
Revenue, as adjusted	$931,236	$912,360	2.1%

	Quarter Ended
(dollars in thousands)	9/30/2012	9/30/2011	% Change
Operating income, as reported	$64,737	$75,654	-14.4%
Less:
Product sale adjustment	-	(10,093)
Fixed price contract adjustment	-	(900)
Earn-out adjustment	-	(592)
Operating income, as adjusted	$64,737	$64,069	1.0%

	Quarter Ended
(dollars in thousands)	9/30/2012	9/30/2011	% Change
Net income attributable to CACI,
as reported	$35,708	$42,140	-15.3%
Less:
Product sale adjustment	-	(10,093)
Fixed price contract adjustment	-	(900)
Earn-out adjustment	-	(592)
Plus: Related tax effect*	-	4,553
Net income, as adjusted	$35,708	$35,108	1.7%

	Quarter Ended
(shares in thousands)	9/30/2012	9/30/2011	% Change
Diluted weighted average shares,
as reported	23,980	29,842
Diluted earnings per share, as reported	$1.49	$1.41	5.5%
Diluted earnings per share, as adjusted	$1.49	$1.18	26.6%

* Computed using an assumed marginal tax rate of 39.3 percent for the period ended 9/30/2011.

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President,
Corporate Communications
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President,
Investor Relations
866-606-3471
ddragics@caci.com